Exhibit 99.1

March 09, 2004 11:21 AM US Eastern Timezone

ELITE PHARMACEUTICALS ANNOUNCES EXTENSION OF B WARRANTS

NORTHVALE, N.J.--(BUSINESS WIRE)--March 9, 2004--Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (AMEX: ELI) which develops generic and brand-name oral pharmaceuticals applicable to delayed, sustained, targeted and pulsatile release tablets and capsules, announced today that it's Board of Directors has authorized an extension of the expiration of the Company's Class B Warrants to coincide with the expiration of the Company's Class C Warrants. This extension will extend the expiration date of the Class B Warrants from June 23, 2004 to November 30, 2005. The exercise price of the Class B Warrants will remain at $5.00 per share.

There are currently 681,002 Class B Warrants outstanding. The Company plans to file a registration statement, with the Securities Exchange Commission to register the shares of the Company's Common Stock issuable upon exercise of the Class B Warrants. Bernard Berk, CEO of Elite stated, "The Company's extension of the expiration of the Class B Warrants shows our commitment to those investors who were involved in the Company's past financing efforts."

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release (CR) products. Elite develops CR products internally and licenses CR products using its proprietary technology. The Company's strategy includes developing CR versions of generic drugs with high barriers to entry and assisting in the life cycle management of products to improve off patent drugs. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders for NDA or ANDA submission. Elite has a pipeline of six products under development in the therapeutic areas that include cardiovascular, pain, allergy and infection. Elite also has a GMP and DEA approved facility for commercial scale manufacturing in Northvale, NJ.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

Contacts:
Investor Relations for Elite Pharmaceuticals, Inc.
Dianne Will, Phone: 518-398-6222
E-Mail: dwill@willstar.net
Website: www.elitepharma.com